Exhibit 10.22

August 23, 2017

Mr. Mark Koehne
Mutual of America
320 Park Avenue
New York, NY 10022

Re:        ABX Air Retirement Income Plan
Mutual of America Life Insurance Company - Contract No. 061-196-G

Dear Mark:

This confirmation agreement (“Agreement”) serves to (i) confirm today’s placement on behalf of our client, ABX Air, Inc. (“Plan Sponsor” and “Contract Holder”) and sets forth Mutual of America Life Insurance Company (“Insurer”) and Plan Sponsor’s agreement, representations and warranties with respect thereto.

Insurer has agreed to issue an irrevocable, nonparticipating, single premium, group annuity buy-out contract (the “GAC”) to settle liabilities associated with certain benefits arising under the ABX Air Retirement Income Plan (“Plan”) as described in Annuity Placement Specifications No. 1458, for a premium amount of $106,585,986.00 (“Premium”). The Premium will be delivered in cash to Insurer no later than August 30, 2017 (“Premium Transfer Date”).

The benefits associated with the Premium on August 23, 2017 (“Placement Date”) are summarized as follows:

Population	Number of Records	Monthly Benefit Amount
Retired	1,178	$637,168.78

The Premium assumes that the Insurer will make or cause to be made all annuity payments to each Retired Participant, as contemplated under this Agreement and, when issued, as required under the GAC, from and after November 1, 2017 (“Benefit Commencement Date”).

The GAC will conform in all respects with Specifications No. 1458 dated June 6, 2017, the subsequent Amendment I dated August 7, 2017 (together, the “Specifications”), and Insurer final Proposal (which may include clarifications to and/or deviations from the Specifications) dated August 23, 2017 (the “Proposal”). All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Specifications or Proposal.

By signing below, Insurer and Plan Sponsor, on its own behalf and on behalf of the Plan, agree as follows:

1.
The Insurer and the Plan Sponsor as Contract Holder and its service providers shall cooperate in good faith to agree on the final terms of the GAC. The GAC shall reflect the terms in the Specifications and Proposal, provided that in the event the Specifications and Proposal are in conflict the terms of the Proposal will control. Where legally required, the Insurer shall submit the GAC and Participant Certificates issued thereunder (“Certificates”) for approval by the applicable state insurance regulatory authorities. In the case of the GAC, such submissions shall be made no later than fourteen (14) days after both the Insurer and the Plan Sponsor have agreed to the final terms of the GAC. In the case of the Certificates, such submission shall be made no later than fourteen (14) days after both the Insurer and the Plan Sponsor have agreed to the final terms of the Certificates.

2.
The Insurer and the Plan Sponsor as Contract Holder shall execute the GAC within ten (10) business days after the later of (i) any required approval by the applicable state insurance regulatory authority and (ii) the payment to, or the refund from, the GAC for the final price adjustment. The Insurer shall deliver to the Participants, an individual, customized Certificate no later than the later of (i) sixty (60) days following the GAC execution date and (ii) sixty (60) days after all required regulatory approvals of the Certificates have been obtained.

3.
In the event that a Participant, with respect to whom a benefit is provided under the GAC, dies prior to November 1, 2017 (“Liability Assumption Date”), Insurer agrees to refund the premium associated with that Participant less any applicable deaths benefits payable in relation to a beneficiary.

4.
As described in the Proposal, the GAC will provide a premium adjustment corridor equal to 3.0% of the Premium. Net pricing adjustments and benefits added after the Placement Date, to the extent they are reported no later than January 31, 2018, will be priced utilizing the same pricing assumptions in effect on the Placement Date.

5.
The Insurer confirms that there are no fees, commissions or payments are or will be owed by the Plan Sponsor to any individual or entity in connection with the transactions contemplated by this Agreement.

6.	The Insurer represents and warrants that:

a.
It is a life insurance company duly organized, validly existing and is licensed under the laws of the state of New York, is licensed to do business in the state of Ohio and has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Insurer hereunder.

b.
Following the payment of the Premium, the Insurer, and not the Plan or the Plan Sponsor (or any of their respective affiliates or representatives), shall be responsible for the annuity payments to be paid under the GAC for which such Premium is paid.

7.	Plan Sponsor, on its behalf and on behalf of the Plan represents and warrants that:

2
MERCER

a.
It has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Plan Sponsor and the Plan hereunder;

b.	The Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

c.
It and the appropriate Plan fiduciary(ies) received the Proposal (including attachments thereto), reviewed it (or had it reviewed) with their actuarial, financial and legal advisors and made the determination to purchase the GAC after consideration of the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

Please note that all contract-related documents should be forwarded to this office for review. Thank you for your assistance in this matter. Please do not send documents directly to ABX Air, Inc.

Sincerely, ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
Mutual of America Life Insurance Company	ABX Air, Inc.
By: /s/ Mark Koehne	By: /s/ Quint Turner
Name: Mark Koehne	Name: Quint Turner
Title: Sr. Vice President & Actuary	Title: CFO
Phone: (212) 224-1482	Phone: 937-366-2303
Email:mark.kochne@mutualofamerica.com	Email: quint.turner@atsginc.com
Address: 320 Park Ave., NY, NY 10022	Address: 145 Hunter Drive Wilmington, OH 45177

3
MERCER